Exhibit 10.10

Business Cooperation Agreement

This business cooperation agreement (hereinafter referred to as “the Agreement”) is signed by the following parties in Shanghai, the People’s Republic of China (hereinafter referred to as “China”) on May 20, 2022.

Party A: Shanghai Huiying Real Estate Agency Co., Ltd.

Address: Building 1, No. 5601, Yanqian Highway, Fengxian District, Shanghai

Party B: Shanghai Zhiban Internet of Things Technology Co., Ltd.

Address: Room 1101, No. 5, Bibo Road, China (Shanghai) Pilot Free Trade Zone

Party A and Party B shall be individually referred to as the “party” and collectively referred to as the “parties” hereinafter.

Whereas:

1.	Party A is a domestic-funded company established in China, which is mainly engaged in real estate brokerage, real estate information consulting and other business;

2.	Party B is a domestic-funded company established in China, which has the ability and necessary resources to provide the Internet information service;

3.	Party B agrees to provide Party A or its affiliates with technology support, consulting and other services related to the Internet information service during the period of the Agreement, and Party A agrees to accept various services provided by Party B according to the provisions in the Agreement.

Accordingly, Party A and Party B reach the following agreement upon consensus through negotiation:

1.	Provision of services

1.1	According to the terms and conditions of the Agreement, Party A hereby appoints Party B as Party A’s service provider during the period of the Agreement to provide Party A with comprehensive technology support, consulting service and other services, including but not limited to the following contents:

(1)	Permit Party A to use the relevant software over which Party B has the legal rights;

(2)	Development, maintenance and updating of relevant application software required by Party A’s business;

(3)	Design, installation, and daily management, maintenance and updating of the computer network system, hardware equipment and database;

(4)	Technology support and professional training for the relevant personnel of Party A;

(5)	Provide Party A with the customer order management and customer service;

(6)	Provide Party A with the service of releasing information on network platform;

(7)	For the purpose of cooperation between the parties, provide Party A with the user information of Party B’s Internet platform, and authorize Party A to use and process relevant user data to the extent necessary; And

(8)	Provide other relevant services from time to time at the request of Party A to the extent permitted by Chinese laws.

1.2	Party A and Party B agree that during the period of validity of the Agreement, as the case may be, Party A can further sign the service agreement with Party B or other parties designated by Party B to stipulate the specific content, method, personnel and charges of various services.

1.3	The parties agree that the services provided by Party B for Party A under the Agreement shall also apply to Party A’s affiliates and that Party A shall urge its affiliates to exercise the rights and perform the obligations in accordance with the Agreement.

2.	Service price and payment method

During the period of validity of the Agreement, the expenses Party A shall pay to Party B shall be calculated in the following ways:

2.1	For the services provided by Party B for Party A, Party A shall pay the service charges to Party B truthfully according to the actual service charges every month.

2.2	Party B shall check the account with Party A in terms of the service charges of the previous month at the beginning of each month, and upon the confirmation made by the parties, Party B shall issue the VAT special invoices, and Party A shall pay the service charges within 1 month after receiving the invoices.

2.3	If Party B transfers technology to Party A or is entrusted by Party A to carry out software or other technology development or leases the equipment or assets to Party A, then the technology transfer fee, entrusted development expense or rent shall be determined by the parties according to the actual situation.

2.4	The parties shall respectively bear the taxes and dues to be paid according to law for their signing and performance of the Agreement.

3.	Confidentiality clause

The parties shall acknowledge and confirm that any oral or written materials related to the Agreement, the contents of the Agreement and exchanged by each other for the preparation or performance of the Agreement shall be deemed as confidential information. The parties shall keep all such confidential information confidential, and shall not disclose any confidential information to any third party without the written consent of the other party, except for the following information: (a) Any information that is known or will be known by the public (only when the information is not arbitrarily disclosed to the public by the party receiving the confidential information); (b) Any information that needs to be disclosed according to the applicable laws and regulations, stock trading rules, or the orders of the government department or the court; or (c) The information that either party needs to disclose to its shareholders, directors, employees, or legal or financial consultants due to the transaction referred to in the Agreement; such shareholders, directors, employees, or legal or financial consultants shall also observe the confidentiality liability similar to this article. The disclosure of shareholder, director, employee or employed agency of either party shall be deemed as the disclosure of that party, and the party shall bear the liability for breach of contract in accordance with the Agreement.

4.	Representations and warranties

4.1	Party A’s representations, warranties and commitments are as follows:

4.1.1	Party A is a company registered legally and exists effectively according to Chinese laws.

4.1.2	Party A has taken necessary corporate actions, obtain the necessary authorizations and obtain the consent and approval of the third parties and government departments (if required) to sign, deliver and perform the Agreement; Party A’s signing, delivery and performance of the Agreement do not violate the clear provisions in the laws and regulations.

4.1.3	The Agreement constitutes legal, valid, binding and enforcement obligation according to the clauses of the Agreement.

4.2	Party B’s representations, warranties and commitments are as follows:

Party B is a company registered legally and exists effectively according to Chinese laws; Party B or the service providers designated by it will obtain all governmental permits and licenses required by providing any service before providing such service in accordance with the Agreement.

4.2.2	Party B has taken necessary corporate actions, obtain the necessary authorizations and obtain the consent and approval of the third parties and government departments (if required) to sign, deliver and perform the Agreement; Party B’s signing, delivery and performance of the Agreement do not violate the clear provisions in the laws and regulations.

4.2.3	The Agreement constitutes legal, valid, binding and enforcement obligation according to the clauses of the Agreement.

4.2.4	There is no pending or threatened (to its knowledge) lawsuit, arbitration or other judicial or administrative proceedings which will affect Party B’s performance of its obligations hereunder.

4.2.5	At the time of providing the services, Party B shall observe all applicable laws and regulations and industry rules, including but not limited to the provisions on the aspects such as network safety, personal information protection and data safety.

5.	Term of the Agreement

5.1	The Agreement shall become effective on the day it is duly signed by the parties. The period of validity of the Agreement is 2 years. Within 5 days before the expiration of the Agreement, unless either party sends a notice of agreement termination to the other party, the Agreement shall be automatically extended for 1 year in accordance with the original conditions and terms (including but not limited to service price), and so on.

5.2	After the Agreement is terminated, the rights and obligations of the parties under Article 3, Article 6 and Article 7 will remain valid.

6.	Applicable law and dispute resolution

6.1	The conclusion, effectiveness, interpretation, performance, modification and termination of the Agreement, as well as dispute resolution shall be subject to the Chinese laws.

6.2	Any dispute arising from the interpretation and performance of the Agreement shall be resolved by the parties first through friendly negotiation. If it still cannot be resolved within 30 days after one party issues the written notice of requiring to resolve through negotiation to the other party, either party can submit the relevant dispute to Shanghai International Arbitration Center in Shanghai, and the Center will resolve through arbitration according to its arbitration rules. The arbitration shall take place in Shanghai. The arbitration award is final and binding on the parties.

6.3	In case of any dispute arising from the interpretation and performance of the Agreement or any dispute under arbitration, except the disputed matter, the parties shall still continue to exercise their other rights under the Agreement and perform their other obligations under the Agreement.

7.	Liability for breach of contract and compensation

7.1	If either party violates any agreement made under the Agreement, the observant party shall have the right to require the default party to compensate for damages; this Article 7.1 shall not interfere with any other rights of the observant party under the Agreement.

7.2	Unless otherwise stipulated in laws, Party B shall not have the right to unilaterally terminate or dissolve the Agreement in any circumstance, and even so, Party A shall have the right to terminate the Agreement by sending a written notice to Party B thirty (30) days in advance.

7.3	Any loss, damage, responsibility or expense incurred by lawsuit, request or other requirements against Party A generated or caused by the service provided by Party B to Party A according to the Agreement shall be compensated by Party B for Party A, so that Party A will not suffer from any damage, unless the loss, damage, responsibility or expense are generated by gross negligence or willful misconduct of Party A.

8.	Force majeure

8.1	If either party of the Agreement is unable to perform or unable to fully perform the Agreement directly due to the earthquake, typhoon, flood, fire, epidemic disease, war, strike as well as any other force majeure event that cannot be foreseen and cannot be avoided by the affected party (“force majeure”), then the party affected by the above force majeure shall not be liable for such non-performance or partial performance. However, such affected party shall immediately send a written notice to other party without any delay, and shall provide the details of the force majeure events to the other party within fifteen days after it sends this written notice to explain the reasons for such non-performance, partial non-performance or its need of delaying in performance.

8.2	If the party claiming the force majeure is unable to notify the other party and provide the appropriate evidence according to the above stipulations, it shall not be exempted from the responsibilities for failing to perform its obligations under the Agreement. The party affected by the force majeure shall make reasonable efforts to minimize the consequences caused by such force majeure, and shall resume the performance of all relevant obligations as soon as possible upon the end of such force majeure. If the party affected by the force majeure fails to resume the performance of relevant obligations after the reason for being exempted from the performance of obligations temporarily due to the force majeure disappears, such party shall be responsible to the other party for it.

8.3	In case of the force majeure, the parties shall immediately negotiate with each other to conclude a fair solution, and shall make all reasonable efforts to minimize the consequences caused by such force majeure.

9.	Notice

9.1	All notices and other correspondences required or issued under the Agreement shall be sent by personal delivery, registered post, postage prepayment or commercial express service or fax. Each notice shall also be sent by E-mail. The date of effective service of such notices shall be determined as follows:

9.1.1	If the notice is sent by personal delivery, express service or registered post and postage prepayment, the date of receiving or rejection at the address set as address of notice is the effective date of service.

9.1.2	If the notice is sent by fax, the date of successful transmission is the effective date of service (the transmission confirmation information generated automatically shall be the proof).

10.	Transfer of the Agreement

10.1	Party B shall not transfer its rights and obligations under the Agreement to any third party, unless being agreed by Party A in written form in advance.

10.2	Party B hereby agrees that Party A can transfer its rights and obligations under the Agreement to any third party, and in case of such transfer, Party A only needs to issue a written notice to Party B without requiring to obtain the consent of Party B for such transfer.

11.	Severability of the Agreement

If any or multiple provisions in the Agreement are judged as invalid, illegal or unenforceable in any aspect according to any law or regulation, the validity, legality or enforceability of other provisions of the Agreement shall not be affected or damaged in any aspect thereby. The parties shall strive to replace those invalid, illegal or unenforceable provisions with valid provisions permitted by laws and to the maximum extent expected by the parties through sincere negotiation, and the economic effects generated by such valid provisions shall be similar to the economic effects generated by those invalid, illegal or unenforceable provisions as much as possible.

12.	Modification and supplement of the Agreement

The parties may modify and supplement the Agreement in writing. The modification agreement and the supplementary agreement, signed by the parties, of the Agreement are integral to the Agreement and have the same legal force as the Agreement.

13.	Entire contract

In addition to written amendments, supplements or modifications after signing the Agreement, the Agreement shall constitute the entire contract between the parties hereto regarding the subject matter hereof and shall supersede all previous negotiations, representations and agreements between the parties regarding the subject matter hereof, whether oral or written.

14.	Waiver

Either party can waive the terms and conditions of the Agreement, but it must be made in written form and signed by the parties. The waiver by one party in respect of the breach of contract by the other party in some situations shall not be deemed as its waiver in respect of similar breach of contract by the other party in other situations.

15.	Language and copies

The Agreement is in duplicate and in Chinese, and Party A and Party B shall hold one copy respectively. The two copies are equally effective.

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In witness whereof, the parties have made their authorized representatives sign this business cooperation agreement on the date first written above, which shall take effect immediately to be abided by.

Party A: Shanghai Huiying Real Estate Agency Co., Ltd. (Sealed)

Special Seal for Contract of Shanghai Huiying Real Estate Agency Co., Ltd. (Seal)
Signature:
Name:
Position:

Signature page of the Business Cooperation Agreement

In witness whereof, the parties have made their authorized representatives sign this business cooperation agreement on the date first written above, which shall take effect immediately to be abided by.

Party B: Shanghai Zhiban Internet of Things Technology Co., Ltd. (Sealed)

Special Seal for Contract of Shanghai Zhiban Internet of Things Technology Co., Ltd. (Seal)
Signature:
Name:
Position:

Signature page of the Business Cooperation Agreement